Exhibit 99.1

Viavi’s Notice of Adjustment of Conversion Rate of Senior Convertible Debentures

Milpitas, Calif., August 18, 2015 – Viavi Solutions Inc. (formerly JDS Uniphase Corporation), a Delaware corporation (“Viavi”) is hereby providing notice pursuant to that certain Indenture, dated as of August 21, 2013, pertaining to Viavi’s 0.625% Senior Convertible Debentures due 2033 (as amended or supplemented, the “Indenture”) of an adjustment of the Conversion Rate under the Indenture. This notice is being delivered pursuant to Section 10.06(k) of the Indenture. Capitalized terms not defined herein shall have the meanings ascribed to them in the Indenture.

Viavi has spun-off its Communications and Commercial Optical Products segment into an independent publicly-traded company, Lumentum Holdings Inc. (“Lumentum”), and distributed approximately 80.1% of the common shares of Lumentum (the “Lumentum Shares”) to the holders of Viavi’s common stock on a pro rata basis through a special in-kind dividend (the “Special Dividend”). Due to the Special Dividend, the Conversion Rate has been adjusted pursuant to the formula in Section 10.06(c) of the Indenture relating to the occurrence of a Spin-Off. Effective as of the close of business on August 17, 2015, the Conversion Rate is 88.6209.

Please feel free to contact Bill Ong at 408.404.4512 or Ann Lawrence, Viavi’s outside legal counsel, at 213.330.7755 should you have any questions.

About Viavi Solutions

Viavi (NASDAQ: VIAV) software and hardware platforms and instruments deliver end-to-end visibility across physical, virtual and hybrid networks. Precise intelligence and actionable insight from across the network ecosystem optimizes the service experience for increased customer loyalty, greater profitability and quicker transitions to next-generation technologies. Viavi is also a leader in anti-counterfeiting solutions for currency authentication and high-value optical components and instruments for diverse government and commercial applications. Learn more at www.viavisolutions.com and follow us on Viavi Perspectives, LinkedIn, Twitter, YouTube and Facebook.